Udemy Appoints Human Resources Leader Natalie Rothman to Board of Directors
San Francisco, CA – May 26, 2022 – Udemy, a leading destination for learning and teaching online, today announced the appointment of Natalie Rothman to its board of directors effective immediately.

“Natalie is an accomplished executive and leader, and I’m proud to welcome her to our board of directors,” said Gregg Coccari, Chairman and CEO of Udemy. “As Udemy broadens its partnership with companies seeking to integrate learning and skill development into their people strategies, Natalie’s first-hand experience in human resources leadership will be a strong asset to our company.”

Rothman is currently Executive Vice President, Chief Human Resources Officer of Advance Auto Parts, a leading automotive aftermarket parts provider. Prior to joining Advance, Rothman served in a series of ascending human resources leadership roles at PepsiCo for nearly 10 years. Earlier in her career, Rothman spent several years as an employment attorney with the law firm Brown Raysman, counseling large international corporations on corporate labor and employment law. She currently sits on the boards of the Advance Auto Parts Foundation, the Raleigh Chamber of Commerce and the Human Resources Advisory Board for the Poole College of Management at North Carolina State University.

Reaching over 52 million learners globally through 68,000 instructors teaching 196,000 courses in more than 75 languages, Udemy is improving lives through learning. Udemy’s corporate training division, Udemy Business, today supports more than 11,600 enterprise customers worldwide, including 49 of the Fortune 100.

“The world is changing rapidly, and to stay ahead and compete, organizations and individuals need to focus on continuous learning,” said Rothman. “I am honored to join Udemy’s board at such an important time, and look forward to helping the company deliver on its mission to provide flexible, effective skill development to empower organizations and individuals.”

Rothman will serve on the Compensation and the Nominating and Corporate Governance Committees of the board. Following her appointment, the board is comprised of eight directors, seven of whom are independent and three of whom are women.

About Udemy
Udemy (Nasdaq: UDMY) provides flexible, effective skill development to empower organizations and individuals. The Udemy marketplace platform, with thousands of up-to-date courses in dozens of languages, offers the tools learners, instructors, and enterprises need to achieve their goals and reach their full potential. Millions of people learn on Udemy from real-world experts in topics ranging from programming and data science to leadership and team building. Udemy Business offers corporate customers an employee training and development platform with subscription access to thousands of courses, learning analytics, and the ability to host and distribute their own content. Udemy Business customers include Fender Instruments, Glassdoor, GoFundMe, On24, The World Bank, and Volkswagen. Udemy is headquartered in San Francisco with hubs in Ankara, Turkey; Austin, Texas; Boston, Massachusetts; Mountain View, California; Denver, Colorado; Dublin, Ireland; Melbourne, Australia; New Delhi, India; and Sao Paulo, Brazil.

Contacts

Media:
Abby Welch
Director, Global Communications
abby.welch@udemy.com

Investors:
Willa McManmon
Managing Director, The Blueshirt Group
willa@blueshirtgroup.com